Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Jeffersonville, IN – November 29, 2023. First Savings Financial Group, Inc. (NASDAQ: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend will be paid on or about December 29, 2023 to stockholders of record as of the close of business December 15, 2023.

The Bank is an entrepreneurial community bank headquartered in Jeffersonville, Indiana, which is directly across the Ohio River from Louisville, Kentucky, and operates fifteen depository branches within Southern Indiana. The Bank also has two national lending programs, including single-tenant net lease commercial real estate and SBA lending, with offices located predominately in the Midwest. The Bank is a recognized leader, both in its local communities and nationally for its lending programs. The employees of First Savings Bank strive daily to achieve the organization’s vision, We Expect To Be The BEST community BANK, which fuels our success. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “FSFG.”

Contact:

Tony A. Schoen

Chief Financial Officer

(812) 283-0724